Filed Pursuant to Rule 424(b)(3)
Registration No. 333-291992

iShares® Staked Ethereum Trust ETF

Supplement No. 1 dated April 15, 2026

to the Prospectus dated March 11, 2026

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of iShares Staked Ethereum Trust ETF (the “Trust”), dated March 11, 2026 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

Updates to Prospectus

The following supersedes and replaces the second sentence of the third paragraph under the caption “The Offering—Trust Expenses” on page 13 of, and each location the corresponding disclosure appears elsewhere in, the Prospectus.

As of the date hereof, the Sponsor’s Staking Portion and the Prime Execution Agent’s share of such Staking Consideration (including any amounts payable by the Prime Execution Agent to Staking Services Providers in respect of their shares of the Staking Consideration) comprise an aggregate of 10% of the gross Staking Consideration. The Trust will retain the remainder of such gross Staking Consideration.

The following supersedes and replaces the second, third and fourth paragraph under the caption “The Sponsor—Key Personnel of the Sponsor” on page 120 of the Prospectus.

Jay Jacobs is the President and Chief Executive Officer, and Bryan Bowers is the Chief Financial Officer of the Sponsor.

The Sponsor is managed by the board of directors composed of Philip Jensen, Peter Landini, Lindsey Haswell, Jay Jacobs and Bryan Bowers.

Jay Jacobs, 37, is a Managing Director of BlackRock and has served as the U.S. Head of Equity ETFs at BlackRock since April 7, 2025. In this role, he oversees the overall product strategy, thought leadership, and client engagement for BlackRock’s U.S. index and active equity ETF business. Mr. Jacobs joined BlackRock as U.S. Head of Thematics and Active Equity ETFs on April 18, 2022. From May 2013 to March 2022, he worked at Global X ETFs, where he founded and led the firm’s research and strategy team. Previously, Mr. Jacobs was a business analyst at the New York Stock Exchange from July 2011 to May 2013. Mr. Jacobs earned a BA degree in International Studies from Emory University and an MBA from Columbia Business School. He is a CFA charterholder.